Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
PACS GROUP, INC.
ARTICLE I
The name of the corporation is “PACS Group, Inc.” (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE, 19808 County of New Castle. The name of the Corporation’s initial registered agent is Corporation Service Company.
ARTICLE III
The Corporation’s purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (“DGCL”).
ARTICLE IV
The Corporation shall have authority to issue 10,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”).
ARTICLE V
The name and mailing address of the Corporation’s sole incorporator is:
John Mitchell
262 N. University Ave.
Farmington, UT 84025
ARTICLE VI
1.The Corporation’s Board of Directors (the “Board of Directors”) is authorized to adopt, amend, alter, terminate, repeal, or waive any provision of the Corporation’s Bylaws, as amended (the “Bylaws”).
2.The Corporation’s business and affairs shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute, this Certificate of Incorporation, as amended (this “Certificate”), and the Bylaws, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

3.Election of directors need not be by written ballot, unless the Bylaws provide otherwise. The authorized number of the Corporation’s directors shall be determined in the manner set forth in the Bylaws.
4.Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws provide.
5.The Corporation’s books may be kept outside the State of Delaware at such place or places as may be designated by the Board of Directors or pursuant to the Bylaws.
ARTICLE VII
1.A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the filing date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL. No amendment, modification, termination, or repeal of this Section 1 shall adversely affect the rights and protection afforded to a director of the Corporation under this Section 1 for acts or omissions occurring prior to such amendment, modification, termination, or repeal.
2.The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the Corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding, and to advance expenses for any Proceeding to the extent permitted by the DGCL. The Corporation shall have the power to enter into indemnification agreements in furtherance of the general powers granted hereunder. A right to indemnification or to advancement of expenses arising under a provision of this Certificate or the Bylaws shall not be eliminated or impaired by an amendment to this Certificate or the Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit, or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE VIII
Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate, or the Bylaws, or (4) any action asserting a claim against the Corporation governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.
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I, John Mitchell, as the Corporation’s sole incorporator, signed this Certificate on March 22, 2023.

/s/ John Mitchell
John Mitchell, Sole Incorporator
(Signature Page to PACS Group, Inc. Certificate of Incorporation)